POWER OF ATTORNEY



     I, Rudolf Liskovec, Jr., by this means appoint Kimberly J. DeChello, of Essex Corporation, 9150 Guilford Road, city of Columbia, county of Howard, state of Maryland, with full power and authority to sign, execute, and acknowledge U.S. Securities and Exchange Commission documents as fully and to the same extent as if such U.S. Securities and Exchange Commission documents were signed by self, and U.S. Securities and Exchange Commission documents ratifies and confirms all the acts of such attorney in fact done pursuant to the power conferred here.






/S/ RUDOLF LISKOVEC, JR.                             05/30/2003
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Rudolf Liskovec, Jr.                                 Date



/S/ KIMBERLY J. DECHELLO                             05/30/2003
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Kimberly J. DeChello                                 Date